EXHIBIT 99.1

News Release

Craig Manson Investor Relations Ceridian Corporation 952/853-6022

Ceridian Retroactively Changes Accounting Treatment for Interest Rate and Fuel Price Hedging
Programs

Accounting Change Impacts Previously Announced Restatement

MINNEAPOLIS, MN, January 31, 2005 — Ceridian Corporation (NYSE: CEN) today announced a change in accounting treatment for its interest rate and fuel price derivative securities. Interest rate hedges have been highly successful components of Ceridian’s risk management strategy since 1992, and have generated cash payments to the Company of $97.7 million since the beginning of 2001. Similarly, a fuel price hedging strategy was introduced in 2003 to mitigate the Company’s exposure to fuel price variability in its Comdata operation. Based on the current yield curve and fuel prices, the Company expects to receive an additional $16.1 million in cash payments from its hedging programs in 2005.

After recent consultation with the Company’s independent registered public accounting firm, the Company determined that the accounting treatment of its hedging programs, as governed since 2001 by FAS 133, “Accounting for Derivative Instruments and Hedging Activities” needed to be changed as the hedging relationships as documented did not strictly satisfy the requirements of FAS 133. At the time FAS 133 was adopted, the appropriate accounting treatment for these securities was researched and determined, and the Company has consistently applied the accounting based on this determination.

Under the Company’s previous interpretation of FAS 133 in accounting for its hedging programs, cash received or paid out under hedge contracts was recorded as revenue as the cash transactions occurred. In other words, changes in the fair value of the derivatives were deferred in equity and reclassified to earnings as the cash transactions being hedged affected earnings. Under the Company’s new interpretation of accounting for its hedging programs, gains and losses related to hedge contracts are recognized and recorded in other income as the value of the underlying contracts change, or in other words, as they are “marked to market.” The market value of the Company’s derivative securities as of December 31, 2004, was an asset of $28.1 million.

The impact of this change has retroactively increased the Company’s cumulative pre-tax earnings for the period 2001 through 2004 by approximately $28.1 million. No change in the Company’s cash flow from operations has resulted from the change in accounting interpretation.

However, revenue, other income, and earnings before income taxes in each of the years 2001 through 2004 have changed as reflected in the following table.

Expected Impact of Change in Hedge Accounting — Increase/(decrease) (dollars in millions)

Year	2001	2002	2003	2004	Total
Revenue	$(10.3)	$(26.8)	$(30.1)	$(26.2)	$(93.4)
Other income	32.0	75.7	15.1	(1.3)	121.5
Pre-tax earnings	$21.7	$48.9	$(15.0)	$(27.5)	$28.1

Quarterly detail appears in the schedule included at the end of this release. These changes will be reflected in its consolidated financial statements when Ceridian files with the Securities and Exchange Commission (SEC) its amended Form 10-K for 2003, its amended Form 10-Q for the first quarter of 2004, and its Form 10-Q reports for the second and third quarters of 2004. The Company fully expects to make these filings within the next few weeks.

This change will also impact earnings for future periods. Based on the current yield curve and fuel prices, the Company expects to receive $16.1 million in cash from its hedging programs in 2005 that would have been recorded as revenue of $14.8 million and $1.3 million in the Human Resource Solutions (HRS) and Comdata businesses, respectively. Under the new interpretation of accounting, future expected cash flows from these securities were, in effect, recognized as other income when the securities were “marked to market” in prior periods. Therefore, revenue and pre-tax earnings are expected to be $16.1 million less in 2005 than under the previous application of accounting. This change will not affect cash flow from operations in 2005.

Future reported results will be more sensitive to interest rate fluctuations as a result of this change as the derivative contracts are marked to market at the end of each accounting period. The Company is currently evaluating its future hedging strategy.

Restatement

In addition to the change in accounting for derivative securities discussed above, other adjustments have been made to Ceridian’s historical financial statements since the Company reported preliminary results for the third quarter of 2004 on December 15, 2004. These adjustments include line item expense reclassifications impacting 2001 through 2004, and changes in revenue recognition which reduced 2003 revenue and earnings before income taxes by approximately $3.6 million and $2.4 million, respectively. For the first three quarters of 2004, these revenue recognition adjustments reduced revenue and earnings before income taxes by approximately $2.5 million and $0.7 million, respectively. These and other adjustments will be reflected in the Company’s amended Form 10-K for 2003, its amended Form 10-Q for the first quarter of 2004, and its Form 10-Q reports for the second and third quarters of 2004.

Internal Control Over Financial Reporting

As a result of the previously announced investigation conducted by the Audit Committee of Ceridian’s Board of Directors and Ceridian’s efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002, the Company has identified a number of deficiencies in its internal control over financial reporting, and a number of these deficiencies individually or in the aggregate may constitute a “material weakness” (as defined under standards established by the

Public Company Accounting Oversight Board as a deficiency that could result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected) in its internal control over financial reporting. These material weaknesses include deficiencies in the Company’s internally developed software capitalization guidelines, the commencement of amortization of its capitalized software development costs, its month-end close and cost and expense accrual process, its entity-level control process, the policies and practices relating to revenue recognition at HRS and the classification of costs and expenses in its consolidated financial statements, the timeliness of the reconciliation of certain balance sheet accounts at HRS, the application of FAS 133, and the close of accounting records related to the periods affected by the restatement. Management, with the oversight of the Audit Committee of the Board of Directors, has been aggressively addressing all of these issues and is committed to effectively remediating known material weaknesses as expeditiously as possible. Although the Company’s remediation efforts are well underway, the Company’s material weaknesses will not be considered remediated until new internal controls are operational for a period of time and are tested, and management and its independent registered public accounting firm conclude that these controls are operating effectively. Due to the nature of and the time necessary to effectively remediate each of the material weaknesses identified to date, the Company expects to conclude that some of the material weaknesses identified to date will have not been effectively remediated. As a result, the Company believes that its independent registered public accounting firm will not be able to issue a positive opinion on the Company’s internal controls in the Company’s 2004 Annual Report on Form 10-K. The Company does expect that its independent registered public accounting firm will issue a clean, unqualified opinion on the financial statements contained in the Company’s 2004 Annual Report on Form 10-K.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the change in accounting treatment for derivative securities, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

Ceridian Corporation and Subsidiaries
Expected Impact of Accounting Change for Interest Rate and Fuel Price Hedging Programs
(dollars in millions)

			2004

	Q1	Q2	Q3	Q4	Total

Interest rate derivatives	$(8.1)	$(7.8)	$(7.0)	$(6.0)	$(28.9)
Fuel price derivatives	—	—	1.0	1.7	2.7

Revenue increase/(decrease)	(8.1)	(7.8)	(6.0)	(4.3)	(26.2)
Interest rate derivatives	13.6	(18.3)	9.0	(4.2)	0.1
Fuel price derivatives	—	(1.0)	(1.5)	1.1	(1.4)

Other income increase/(decrease)	13.6	(19.3)	7.5	(3.1)	(1.3)
Interest rate derivatives	5.5	(26.1)	2.0	(10.2)	(28.8)
Fuel price derivatives	—	(1.0)	(0.5)	2.8	1.3

Earnings before income taxes increase/(decrease)	$5.5	$(27.1)	$1.5	$(7.4)	$(27.5)

			2003

	Q1	Q2	Q3	Q4	Total

Interest rate derivatives	$(7.1)	$(7.4)	$(8.1)	$(8.3)	$(30.9)
Fuel price derivatives	—	—	0.4	0.4	0.8

Revenue increase/(decrease)	(7.1)	(7.4)	(7.7)	(7.9)	(30.1)
Interest rate derivatives	6.3	12.9	0.3	(3.6)	15.9
Fuel price derivatives	—	—	(0.8)	—	(0.8)

Other income increase/(decrease)	6.3	12.9	(0.5)	(3.6)	15.1
Interest rate derivatives	(0.8)	5.5	(7.8)	(11.9)	(15.0)
Fuel price derivatives	—	—	(0.4)	0.4	—

Earnings before income taxes increase/(decrease)	$(0.8)	$5.5	$(8.2)	$(11.5)	$(15.0)

			2002

	Q1	Q2		Q3	Q4	Total

Interest rate derivatives	$(6.5)	$(6.5)		$(6.7)	$(7.1)	$(26.8)
Fuel price derivatives	—	—		—	—	—

Revenue increase/(decrease)	(6.5)	(6.5)		(6.7)	(7.1)	(26.8)
Interest rate derivatives	(5.8)	31.3		40.3	9.9	75.7
Fuel price derivatives	—	—		—	—	—

Other income increase/(decrease)	(5.8)	31.3		40.3	9.9	75.7
Interest rate derivatives	(12.3)	24.8		33.6	2.8	48.9
Fuel price derivatives	—	—		—	—	—

Earnings before income taxes increase/(decrease)	$(12.3)	$24.8		$33.6	$2.8	$48.9

	2001
	Q1	Q2	Q3	Q4	Total

Interest rate derivatives	$(0.2)	$(1.8)	$(2.9)	$(5.4)	$(10.3)
Fuel price derivatives	—	—	—	—	—

Revenue increase/(decrease)	(0.2)	(1.8)	(2.9)	(5.4)	(10.3)
Interest rate derivatives	6.7	1.2	21.6	2.5	32.0
Fuel price derivatives	—	—	—	—	—

Other income increase/(decrease)	6.7	1.2	21.6	2.5	32.0
Interest rate derivatives	6.5	(0.6)	18.7	(2.9)	21.7
Fuel price derivatives	—	—	—	—	—

Earnings before income taxes increase/(decrease)	$6.5	$(0.6)	$18.7	$(2.9)	$21.7